Exhibit 99.1
For Immediate Release
VNUS Medical Technologies Reports Second-Quarter 2006 Results:
6% year-over-year revenue growth on 20% unit growth in disposable catheters and devices
$13.1 Million Net Revenues, $0.15 Net Loss Per Share
SAN JOSE, Calif.—August 2, 2006 —VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, today announced its financial results for the second quarter ended June 30, 2006.
Net revenues for the second quarter were $13.1 million, compared with $12.3 million for the second quarter of 2005 and $13.4 million for the first quarter of 2006. Year-over-year revenue growth was attributable principally to increased sales of proprietary disposable endovenous catheters and the ClosureRFS™ family of devices, partially offset by decreased unit sales of VNUS’ radiofrequency (RF) generators to hospitals and physicians for use in the VNUS Closure® procedure. The decrease in net revenues from the prior quarter was due to lower catheter and RF generator sales worldwide, partially offset by higher accessory sales in the U.S.
Second-quarter net loss was $2.2 million, compared with net income of $1.4 million for the second quarter of 2005 and with a net loss of $511,000 for the first quarter of 2006. Net loss per share for the second quarter was $0.15, compared with fully-diluted earnings of $0.09 for the second quarter of 2005 and with a net loss of $0.03 for the first quarter ended March 31, 2006. Net loss for the second quarter of 2006 included the effect of a non-cash charge for stock-based compensation of $598,000, as calculated according to the provisions of SFAS 123(R). This compared with non-cash charges for stock-based compensation of $128,000 for the corresponding quarter of 2005 and $606,000 for the first quarter of 2006, including the cumulative effect of an accounting change resulting from the adoption of SFAS 123(R) of $73,000. The increase in stock-based compensation in 2006 is primarily due to the adoption of SFAS 123(R).
VNUS’ balance sheet at June 30, 2006 included cash, cash equivalents and short-term investments of $70.8 million, equivalent to the prior quarter.
“Second-quarter revenues were less than expected, while net loss was within the range of our expectations,” said VNUS President and Chief Executive Officer Brian E. Farley. “Second-quarter catheter unit sales grew by 14% over the prior year and, including sales of our RFS family of devices, grew 20%. We are very encouraged by the clinical results and progress we are making with our next-generation product, the ClosureFast™ catheter, for which we are seeking FDA clearance.”

VNUS also announced today its business outlook for the third-quarter and full-year 2006.
Business Outlook
VNUS currently estimates that third-quarter 2006 net revenues will range from approximately $12.1 million to $12.6 million, with a net loss ranging from approximately $2.2 million to $2.5 million, or a loss of $0.15 to $0.17 per share. The estimated net loss for the third quarter includes estimated non-cash stock-based compensation of $600,000 to $650,000. The number of weighted average shares outstanding used to calculate estimated earnings per share for the second quarter is currently expected to range from approximately 15.0 million to 15.1 million.
VNUS estimates that full-year 2006 net revenues will range from approximately $52 million to $54 million; gross margin will range from 68% to 69%, sales and marketing expenses will range from $22.4 million to $23.2 million; research and development expenses will range from $7.4 million to $8.0 million; and general and administrative expenses will range from $15.3 million to $15.8 million, including estimates for stock-based compensation expenses of $2.4 million to $2.6 million, restructuring charges associated with the move to new facilities of $847,000, and patent litigation expenses of $2.5 million to $3.0 million. Full-year 2006 net loss is expected to range from approximately $5.9 million to $6.5 million, or a loss of $0.39 to $0.43 per share. This outlook assumes approximately 15.1 million to 15.3 million weighted average shares outstanding for the full year.
Today’s Teleconference
VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PDT / 5:00 p.m. EDT. This call will be webcast live and as a replay on the company’s website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 4464915.
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Forward-Looking Statements
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as “expects,” “estimates”, “assumes” and “believes,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS’ periodic public filings with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q filed with the SEC on May 10, 2006 and its Annual Report on Form 10-K filed with the SEC on March 14, 2006. Copies of VNUS’ press releases and additional information about VNUS are available on the corporate website at www.vnus.com.
Contact:
Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 360-7499
ir@vnus.com
—Financial Statements Attached

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$47,721	$46,797
Short-term investments	23,127	25,718
Accounts receivable, net	6,365	6,448
Inventories, net	2,452	2,915
Prepaid expenses and other current assets	964	1,265

Total current assets	80,629	83,143
Property and equipment, net	4,355	1,363
Other assets	782	833

Total assets	$85,766	$85,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,334	$1,233
Accrued liabilities	5,093	4,548

Total current liabilities	6,427	5,781
Other liabilities	1,151	36

Total liabilities	7,578	5,817

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	117,027	117,924
Deferred stock-based compensation	(291)	(2,544)
Accumulated other comprehensive loss	(15)	(50)
Accumulated deficit	(38,548)	(35,823)

Total stockholders’ equity	78,188	79,522

Total liabilities and stockholders’ equity	$85,766	$85,339

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenues	$13,089	$12,314	$26,440	$23,506
Cost of revenues (1)	4,262	3,145	8,179	5,875

Gross profit	8,827	9,169	18,261	17,631

Operating expenses
Sales and marketing (1)	5,357	4,973	11,335	9,412
Research and development (1)	1,721	1,024	3,284	1,904
General and administrative (1)	4,820	2,070	8,012	3,920

Total operating expenses	11,898	8,067	22,631	15,236
(Loss) income from operations	(3,071)	1,102	(4,370)	2,395
Interest and other income	857	385	1,572	746

(Loss) income before taxes	(2,214)	1,487	(2,798)	3,141
Provision for income taxes	—	104	—	220

Net (loss) income before cumulative effect of change in accounting principle	(2,214)	1,383	(2,798)	2,921

Cumulative effect of change in accounting principle	—	—	(73)	—

Net (loss) income after cumulative effect of accounting change	$(2,214)	$1,383	$(2,725)	$2,921

Net (loss) income per share
Basic
(Loss) income per share before cumulative effect of change in accounting principle	$(0.15)	$0.09	$(0.19)	$0.20
Cumulative effect of change in accounting principle, net of tax	—	—	(0.01)	—

Basic net (loss) income per share	$(0.15)	$0.09	$(0.18)	$0.20

Diluted
(Loss) income per share before cumulative effect of change in accounting principle	$(0.15)	$0.09	$(0.19)	$0.19
Cumulative effect of change in accounting principle, net of tax	—	—	(0.01)	—

Diluted net (loss) income per share	$(0.15)	$0.09	$(0.18)	$0.19

Shares used in computing net (loss) income per share
Basic	15,039	14,561	15,003	14,483
Diluted	15,039	15,601	15,003	15,644

(1) Includes the following charges for deferred stock-based compensation:

Cost of revenues	$42	$16	$72	$35
Sales and marketing	216	29	464	117
Research and development	62	16	114	31
General and administrative	278	67	554	143

	$598	$128	$1,204	$326